Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive Omaha, NE 68154	Carol Padon Investor Relations (402) 963-1500

West Corporation Announces Third Quarter Results

Worldwide Acquisition Increases Profitability

OMAHA, NE, October 20, 2004 — West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced results for the quarter ended September 30, 2004.

Financial Summary (unaudited)

(In thousands, except per share amounts and percentages)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2004	2003	Percent Change	2004	2003	Percent Change
Revenue	$307,613	$263,551	16.7%	$880,665	$717,296	22.8%
Operating income	47,696	40,438	17.9%	135,433	105,835	28.0%
Net income	28,511	24,368	17.0%	82,693	65,325	26.6%
Earnings per share (basic)	0.42	0.37		1.23	0.98
Earnings per share (diluted)	0.41	0.35		1.19	0.95

“We are pleased by the performance of each of our business segments,” noted Thomas B. Barker, Chief Executive Officer. “Revenues for the Communication Services and Conferencing segments continued to trend higher during the quarter. The Receivable Management segment benefited from the recent acquisition of Worldwide.”

Operating Results

Consolidated revenue for the third quarter of 2004 increased 16.7% to $307.6 million from $263.6 million in the same quarter last year. The company reported consolidated operating income of $47.7 million for the quarter, 17.9% higher than $40.4 million in the third quarter of 2003. Consolidated net income for the third quarter of 2004 was $28.5 million, a 17.0% increase when compared to net income of $24.4 million in last year’s third quarter. This translated into diluted earnings per share of $0.41, higher than $0.35 earned in the same period of 2003.

Revenues for the nine months ended on September 30, 2004 also increased significantly from $717.3 million to $880.7 million, a 22.8% increase. During the same nine-month period, the company reported operating income of $135.4 million, 28.0% higher than $105.8 million in the comparable period of 2003. Net income rose 26.6% to $82.7 million in the nine-month period of 2004, from $65.3 million for the same period of 2003.

Margins

The company reported consolidated operating income as a percentage of revenue of 15.5% in the third quarter of 2004, up from 15.3% in the comparable quarter last year. During the first nine months of 2004, operating income as a percentage of revenues was 15.4%, compared to 14.8% for the nine months ended September 30, 2003. The operating margins reflect continued improvements in the Conferencing segment and the addition of Worldwide Asset Management.

Balance Sheet

At the end of the third quarter 2004, West Corporation maintained a solid current ratio of 1.5 to 1. At September 30, 2004, the company had cash and cash equivalents totaling $34.1 million, up from $25.6 million at December 31, 2003. Additionally, West continues to have $170 million of cash available from its revolving line of credit.

“Our recent acquisition of Worldwide contributed $24.2 million to the revenue growth of the quarter and helped us drive operating income margins of 21.4% for the receivable management segment,” commented Paul Mendlik, Chief Financial Officer of West. “At the end of the quarter, we had 14,765 workstations in operation, including 2,343 international workstations. We converted two outbound call centers and 800 workstations to inbound use during the quarter. In addition, we have approximately 3,400 ‘West at Home’ agents. The acquisition of Worldwide added 490 workstations during the quarter.”

Conference Call

The company will hold a conference call to discuss earnings on October 21st at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 27,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

This news release contains forward looking statements within the meaning of the Federal Securities laws. You can identify forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements. For example, the statement of our progress against our 2004 financial projections is a forward looking statement.

Our results could differ materially from the expectations expressed in these statements. Further information regarding the factors that could cause actual results to differ from expected projected results as well as other risks can be found in documents filed by the company with the United States Securities and Exchange Commissions (the “SEC”) including but not limited to our annual reports on Form 10K for the year ended December 31, 2003, and subsequently filed reports. We assume no obligation to update these forward looking statements.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2004	2003	Change	2004	2003	Change
Revenue	$307,613	$263,551	16.7%	$880,665	$717,296	22.8%
Cost of services	137,858	112,804	22.2%	387,342	322,290	20.2%
Selling, general and administrative expenses	122,059	110,309	10.7%	357,890	289,171	23.8%

Operating income	47,696	40,438	17.9%	135,433	105,835	28.0%
Other expense, net	(2,687)	(1,409)	90.7%	(4,596)	(1,615)	184.6%

Income before tax	45,009	39,029	15.3%	130,837	104,220	25.5%
Income tax expense	16,498	14,661	12.5%	48,144	38,730	24.3%
Minority Interest	—	—		—	165	-100.0%

Net income	$28,511	$24,368	17.0%	$82,693	$65,325	26.6%

Earnings per share:
Basic	$0.42	$0.37		$1.23	$0.98
Diluted	$0.41	$0.35		$1.19	$0.95
Weighted average common shares outstanding:
Basic	67,621	66,617		67,459	66,411
Diluted	69,488	69,026		69,310	68,521
SELECTED OPERATING DATA:
Revenue:
Communication Services	$197,587	$193,074		$598,092	$596,281
Conferencing	75,251	61,479		227,185	95,317
Receivable Management	34,775	8,998		55,388	25,698

Total	$307,613	$263,551		$880,665	$717,296

Operating Income:
Communication Services	$22,082	$27,543		$73,708	$84,961
Conferencing	18,161	12,730		53,242	20,088
Receivable Management	7,453	165		8,483	786

Total	$47,696	$40,438		$135,433	$105,835

Operating Margin:
Communication Services	11.2%	14.3%		12.3%	14.2%
Conferencing	24.1%	20.7%		23.4%	21.1%
Receivable Management	21.4%	1.8%		15.3%	3.1%

Total	15.5%	15.3%		15.4%	14.8%

Number of workstations
(end of period)	14,765	14,103		14,765	14,103
Number of Communication Services ports (end of period)	135,822	144,719		135,822	144,719

	Condensed Balance Sheet
	Unaudited in thousands
	September 30,	December 31,	%
	2004	2003	Change
Current assets:
Cash and cash equivalents	$34,116	$25,563	33.5%
Accounts receivable, net	179,449	153,428	17.0%
Portfolio receivables, current	40,156	—
Other current assets	24,445	23,423	4.4%

Total current assets	278,166	202,414	37.4%

Net property and equipment	214,750	234,650	-8.5%
Portfolio receivables, net	37,091	—
Goodwill	538,876	452,848	19.0%
Other assets	125,479	125,951	-0.4%

Total assets	$1,194,362	$1,015,863	17.6%

Current liabilities	$189,413	$121,621	55.7%
Long Term Obligations	182,500	169,500	7.7%
Other liabilities & minority interest	75,460	68,504	10.2%
Stockholders’ equity	746,989	656,238	13.8%

Total liabilities and stockholders’ equity	$1,194,362	$1,015,863	17.6%

“EBITDA” is defined as income before income tax expense and minority interest, depreciation, interest income, interest expense and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA is presented as the Company understands that certain investors use it as one measure of a borrower’s historical ability to service its debt. The following is a reconciliation of EBITDA to net income:

Amounts in thousands
Three Months Ended September 30,	2004	2003
Net Income	$28,511	$24,368
Interest Expense	3,547	1,972
Depreciation & Amortization	24,600	23,740
Interest Income	(189)	(25)
Income Taxes	16,498	14,661

	$72,967	$64,716

Nine Months Ended September 30,	2004	2003
Net Income	$82,693	$65,325
Minority Interest	—	165
Interest Expense	6,613	3,645
Depreciation & Amortization	73,347	62,300
Interest Income	(475)	(652)
Income Taxes	48,144	38,730

	$210,322	$169,513